Exhibit 10.5
Dole Food Company
Supplemental Executive Retirement Plan
Fourth Restatement
(Effective January 1, 2009)

     Contents

	Article 1. Intent and Effective Date of the Plan	1
1.1	History of the Plan	1
1.2	Status of the Plan	1
1.3	Applicability of the Restatement of the Plan	2

	Article 2. Definitions	4
2.1	Beneficiary	4
2.2	Change in Control	4
2.3	Code	4
2.4	Committee	4
2.5	Commonly Controlled Entity	4
2.6	Company	4
2.7	Corporation	4
2.8	Employee	5
2.9	ERISA	5
2.10	Excess Benefit	5
2.11	Grandfathered Benefit	5
2.12	Nongrandfathered Benefit	5
2.13	Plan	5
2.14	Plan 29	5
2.15	Plan 29 Transition Benefit	6
2.16	Plan Administrator	6
2.17	Retiree	6
2.18	Separation from Service	6
2.19	Trust	6
2.20	Trustee	6

	Article 3. Eligibility for Benefits	7
3.1	Eligibility for Excess Benefit	7
3.2	Eligibility for Plan 29 Transition Benefit	7

	Article 4. Amount of Benefits	8
4.1	Overview of Retirement Benefits	8
4.2	Excess Benefit	8
4.3	Plan 29 Transition Benefit	8
4.4	Assumption of Certain Liabilities by Castle & Cooke	8

	Article 5. Payment of Benefits to Retiree	9
5.1	Grandfathered Benefits	9
5.2	Nongrandfathered Benefits	9
5.3	Special Distribution Following a Change in Taxation	9

	Article 6. Death Benefits	10
6.1	Death Before Commencement of Benefits to Retiree	10
6.2	Death After Commencement of Benefits to Retiree	10

	Article 7. Cost of the Plan	12
7.1	Plan Costs	12
7.2	Authorization for Trust	12

	Article 8. Administration	13
8.1	Charter of the Committee	13
8.2	Special Rules Following a Change in Control	13
8.3	Claims Procedure	17
8.4	Reimbursement of Attorneys Fees	19
8.5	Corrections	19

	Article 9. Facility of Payment and Lapse of Benefits	20
9.1	Lack of Valid Beneficiary Designation	20
9.2	Payments of Deposits	20

	Article 10. General Provisions	21
10.1	Payments and Benefits Not Assignable	21
10.2	No Right of Employment	21
10.3	Adjustments	21
10.4	Indemnification	21
10.5	Withholding of Taxes	23

	Article 11. Amendments, Assignment and Discontinuance	24
11.1	Amendment of Plan	24
11.2	Assignment of Plan	24
11.3	Termination	24
11.4	Effect of Amendment or Termination	24

	Article 12. Execution	25

Article 1. Intent and Effective Date of the Plan
1.1	History of the Plan
(a)	Originally the Plan was known as the “Castle & Cooke, Inc. Supplementary Executive Retirement Plan.” Subsequently, a second restatement of the Plan was adopted, effective as of January 1, 1989 (the “1989 Restatement”). Among other changes, the 1989 Restatement renamed the plan as the “Dole Food Company Supplemental Executive Retirement Plan.” Subsequently, the Company adopted Amendments 1994-1, 1996-1, and 2001-1 to the 1989 Restatement.

(b)	Effective as of January 1, 2002, the Plan was amended and restated (the “2002 Restatement”) to incorporate the three amendments to the 1989 Restatement, to provide for accruals of transition benefits with respect to certain participants in Plan 29, and to make certain other changes.

(c)	Effective as of January 1, 2009, the Company hereby amends and restates the 2002 Restatement to comply with the provisions of Code Section 409A with respect to Nongrandfathered Benefits, and to ensure that Grandfathered Benefits will not become subject to the provisions of Code Section 409A.
1.2	Status of the Plan
(a)	The Plan is intended to provide a supplemental retirement allowance, in accordance with the provisions of the Plan contained herein, to those Retirees and their Beneficiaries
(1)	Whose benefits from Plan 29 are reduced by reason of the maximum annual limitations on benefits imposed by Section 415 of the Code or the limitation on compensation imposed by Section 401(a)(17) of the Code, or

(2)	Who are entitled to certain transition benefits with respect to their Plan 29 benefits.
(b)	The portion of the Plan relating to Section 415 is intended to constitute an “excess benefit plan” as defined in Section 3(36) of ERISA.

(c)	The remaining portion of the Plan is intended to constitute a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees and is intended to meet the exemptions provided in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA as well as the requirements of Department of Labor Regulation Section 2520.104-23. The Plan shall be administered and interpreted so as to meet the requirements of these exemptions and the regulation.

(d)	The Plan is not qualified within the meaning of Code Section 401(a). The Plan is intended to provide an unfunded and unsecured promise to pay money in the future and thus not to involve, pursuant to Treasury Regulation Section 1.83-3(e), the transfer of “property” for purposes of Code Section 83. Likewise, the accrual of benefits by an Employee is not intended to confer an economic benefit upon the Employee nor is the right to the receipt of future benefits under the Plan intended to result in the Employee, Retiree, or Beneficiary being in constructive receipt of any amount so as to result in any benefit due under the Plan being includible in the gross income of any Employee, Retiree, or Beneficiary in advance of the date on which payment of any benefit due under the Plan is actually made. The Plan shall be administered and interpreted so as to satisfy the requirements for this intended tax treatment under the Code. However, the treatment of benefits accrued under and benefits received under this Plan, for purposes of the Code and other applicable tax laws (such as state income and employment tax laws) shall be determined under the Code and other applicable tax laws and no guarantee or commitment is made to any Employee, Retiree, or Beneficiary with respect to the treatment of accruals under or benefits payable under the Plan for purposes of the Code and other applicable tax laws.

(e)	The Plan is subject to the provisions of Code Section 409A with respect to Nongrandfathered Benefits. The Plan shall be administered and interpreted so as to avoid a “plan failure” within the meaning of Code Section 409A with respect to Nongrandfathered Benefits. The Company does not intend that this restatement shall constitute a material modification, within the meaning of Treasury Regulation Section 1.409A-6(a)(4), of the Plan provisions governing Grandfathered Benefits. The Plan shall be administered and interpreted so as to avoid any material modification with respect to Grandfathered Benefits that would make those benefits subject to the provisions of Code Section 409A. However, no guarantee or commitment is made that the Plan shall be administered in accordance with the requirements of Code Section 409A, with respect to Nongrandfathered Benefits, or that it shall be administered, with respect to Nongrandfathered Benefits, in a manner that avoids the application of Code Section 409A to those Nongrandfathered Benefits.
1.3	Applicability of the Restatement of the Plan
(a)	The Plan, as herein amended and restated, is effective January 1, 2009 except as otherwise provided.

(b)	The provisions of the 2002 Restatement shall determine all benefits accrued with respect to periods before January 1, 2009 and shall govern all distribution elections and distributions made before January 1, 2009, except insofar as pertinent provisions of this restatement are retroactively effective. Notwithstanding the foregoing, distribution elections and distributions (and other actions subject to Code Section 409A) made before January 1, 2009 with respect to Nongrandfathered Benefits were and continue to be governed by provisions identical to those under the 2002 Restatement, but modified administratively to the extent necessary to avoid any

“plan failures” within the meaning of Code Section 409A(a)(1) based on the Plan Administrator’s good faith interpretation of that Section and associated Internal Revenue Service guidance.

(c)	The provisions of this restatement of the Plan, as amended from time to time, shall determine all benefits accrued with respect to periods on or after January 1, 2009, and shall govern all distributions and distribution elections made on or after January 1, 2009.

Article 2. Definitions
2.1	Beneficiary

“Beneficiary” means the person entitled to receive benefits with respect to a Retiree on account of the death of the Retiree. A Beneficiary may be the person entitled to receive a survivor annuity under a joint and survivor annuity or the person entitled to receive a death benefit when payment of a benefit under this Plan has not begun before the death of the Retiree.

2.2	Change in Control

“Change in Control” means a situation described in Section 8.2(a).

2.3	Code

“Code” means the Internal Revenue Code of 1986.

2.4	Committee

“Committee” means the Corporate Compensation and Benefits Committee of the Board of Directors of the Corporation or such body as shall replace this committee.

2.5	Commonly Controlled Entity

“Commonly Controlled Entity” means
(a)	Any corporation that, together with the Corporation, is part of a controlled group of corporations, within the meaning of Code Section 414(b),

(b)	Any trade or business that, together with the Corporation, is under common control, within the meaning of Code Section 414(c), and

(c)	Any entity or organization that is required to be aggregated with the Corporation, pursuant to Code Section 414(m) or 414(o).
An entity shall be a Commonly Controlled Entity only during the period when the entity has the required relationship, under this Section 2.5, with the Corporation.
2.6	Company

“Company” means the Corporation and each of its Commonly Controlled Entities which has employees who are included in the Plan upon authorization of the Committee and adoption of the Plan by such Commonly Controlled Entity.

2.7	Corporation

“Corporation” means Dole Food Company, Inc.

2.8	Employee

“Employee” means any person who is regularly employed by a Company, whether on a full time or part time basis. It also includes any such person while on a leave of absence granted by a Company.

2.9	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10	Excess Benefit

“Excess Benefit” means the benefit defined in Section 4.2(b) that is payable under the terms of Section 4.2.

2.11	Grandfathered Benefit

“Grandfathered Benefit” means the present value of the amount to which an Employee would have been entitled under the Plan if the Employee voluntarily terminated services without cause on December 31, 2004, received a payment of his or her benefits under the Plan on the earliest possible date allowed under the Plan following the termination of services, and received the benefits in the form with the maximum value. This amount shall be increased, if applicable, to equal the present value of the benefit to which the Employee actually becomes entitled, at the time the Employee first receives benefit payments under this Plan, determined under the terms of the Plan as in effect on October 3, 2004, due solely to the passage of time and without regard to any further services rendered by the Employee after December 31, 2004, or any other events affecting the amount of or the entitlement to benefits (other than an election with respect to the time or form of an available benefit), using the actuarial assumptions and methods that were used to calculate the benefit as of December 31, 2004.

2.12	Nongrandfathered Benefit

“Nongrandfathered Benefit” means the total amount payable to an Employee under this Plan, minus the Employee’s Grandfathered Benefit.

2.13	Plan

“Plan” means the Dole Food Company Supplemental Executive Retirement Plan, as contained herein and amended from time to time.

2.14	Plan 29

“Plan 29” means the Consolidated Retirement Plan of Dole Food Company, Inc., as amended and restated effective as of the pertinent date for determining a Retiree’s (or Beneficiary’s) Benefit.

2.15	Plan 29 Transition Benefit

“Plan 29 Transition Benefit” means the benefit defined in Section 4.3(b) that is payable under the terms of Section 4.3.

2.16	Plan Administrator

“Plan Administrator” means the Retirement Plan Committee appointed by the Committee.

2.17	Retiree

“Retiree” means any Employee who is entitled to receive benefits under the Plan.

2.18	Separation from Service
(a)	“Separation from Service” means “separation from service” with the Company and its Commonly Controlled Entities, as defined in Code Section 409A and authoritative IRS guidance thereunder.

(b)	In the case of a reduction in service, an Employee will be deemed to have a Separation from Service on the date on which the Employee and the Company reasonably anticipate that the level of services that the Employee will perform for the Company or any Commonly Controlled Entities (excluding services performed as a director) will be reduced indefinitely to a level that does not exceed 20 percent of the average level of bona fide services performed as an employee or an independent contractor over the immediately preceding 36-month period (or such other period as may apply under Treasury Regulations issued under Code Section 409A).
2.19	Trust

“Trust” means any trust created pursuant to Section 7.2 to fund the payments of benefits under this Plan.

2.20	Trustee

“Trustee” means, with respect to a Trust, the trustee of that Trust.

Article 3. Eligibility for Benefits
3.1	Eligibility for Excess Benefit

Each Employee who participated in Plan 29 prior to the date Plan 29 was frozen and (except as provided in Section 8.2(h)) is fully vested in his or her retirement benefit under Plan 29 and whose retirement benefit under Plan 29 is reduced solely as a result of the Code Section 415 limits or the limit on compensation in Code Section 401(a)(17) shall be eligible for the Excess Benefit provided under Section 4.2.

3.2	Eligibility for Plan 29 Transition Benefit

An Employee who satisfied all of the eligibility requirements under the 2002 Restatement for the Plan 29 Transition Benefit shall be eligible for the Plan 29 Transition Benefit provided under Section 4.3.

Article 4. Amount of Benefits
4.1	Overview of Retirement Benefits
(a)	Subject to the other provisions of the Plan, a Retiree’s benefit under the Plan shall be equal to the sum of whichever of the benefits provided under Sections 4.2 and 4.3 are applicable, but reduced as provided in Section 4.4.

(b)	A Retiree who satisfies both the conditions for a benefit under Section 4.2 and the conditions for a benefit under Section 4.3 may accrue the benefits provided under both of those sections, provided that there is no double payment of benefits provided under those sections, such as those benefits attributable to disregarding the limits of Code Section 415 and 401(a)(17).
4.2	Excess Benefit
(a)	An Employee who is eligible under Section 3.1 shall accrue a benefit under this Plan equal to the Retiree’s Excess Benefit.

(b)	A Retiree’s “Excess Benefit” shall be equal to the amount by which the Retiree’s Plan 29 normal retirement benefit (or late retirement benefit, if payment of the Retiree’s SERP benefit will start after the Plan 29 normal retirement date) is reduced as a result of the application of Code Section 415 or Code Section 401(a)(17). Excess Benefits shall be determined only with respect to the benefit accrued under Plan 29, as frozen effective December 31, 2001.
4.3	Plan 29 Transition Benefit
(a)	An Employee who is eligible under Section 3.2 shall accrue a benefit equal to his or her Plan 29 Transition Benefit.

(b)	A Retiree’s “Plan 29 Transition Benefit” shall be equal to the amount described in Section 4.4 of the 2002 Restatement. Plan 29 Transition Benefits shall be determined only with respect to the transition benefit accrued under Plan 29, as frozen effective December 31, 2006.
4.4	Assumption of Certain Liabilities by Castle & Cooke

Notwithstanding anything else contained herein to the contrary, no benefit under any section of this Plan shall be paid to the extent that such benefit was required to have been assumed by Castle & Cooke, Inc. (“Castle”) pursuant to Section 3(a) of the Employee Benefits and Compensation Allocation Agreement in connection with the spin-off of Castle from the Corporation on December 28, 1995, irrespective of whether or not such benefit is ever actually paid by Castle.

Article 5. Payment of Benefits to Retiree
5.1	Grandfathered Benefits

A Retiree’s Grandfathered Benefits shall be paid to the Retiree at the same time and in the same form as the Retiree’s retirement benefit under Plan 29. The amount payable to the Retiree (and any Beneficiary) in the applicable payment form under this Plan shall be determined using the same actuarial conversion factors that apply for calculation of the Retiree’s retirement benefit under Plan 29. A Retiree’s designation of a joint annuitant or beneficiary made under Plan 29 will also be applicable under this Plan.

5.2	Nongrandfathered Benefits
(a)	A Retiree’s Nongrandfathered Benefits shall be paid to the Retiree in the form of a single lump sum payment during the calendar year immediately following the calendar year in which the Retiree has a Separation from Service. The lump sum amount payable to the Retiree under this Section shall be determined using the same actuarial conversion factors that would apply for the calculation of a lump sum payment under Plan 29 as of the payment date.

(b)	If a Retiree is reemployed by the Company or a Commonly Controlled Entity following a Separation from Service that occurs on or after January 1, 2009, Nongrandfathered Benefits accrued by the Retiree prior to the initial Separation from Service shall be paid in accordance with Section 5.2(a), without regard to such reemployment. Nongrandfathered Benefits (if any) accrued by the Retiree during the period of reemployment shall be paid to the Retiree in the form of a single lump sum payment during the calendar year immediately following the calendar year in which the Retiree subsequently has a Separation from Service.

(c)	If a Retiree had a Separation from Service prior to January 1, 2009, has not been reemployed by the Company or a Commonly Controlled Entity as of January 1, 2009, and has not yet commenced benefit payments under this Plan as of January 1, 2009, the Retiree’s Nongrandfathered Benefits shall be paid to the Retiree in the form of a single lump sum payment in 2009, calculated in the manner described in Section 5.2(a).
5.3	Special Distribution Following a Change in Taxation

Notwithstanding the other provisions of the Plan, the Corporation may (but shall not be required to) distribute to an Employee, Retiree or his or her Beneficiary all Grandfathered Benefits due under the terms of the Plan in a single lump sum if the Company obtains an opinion from legal counsel that Grandfathered Benefits due under the Plan would be included (if the payment under this Section 5.3 was not made) in the Retiree’s or Beneficiary’s gross income, for federal income tax purposes, for the year in which the lump sum amount is distributed. The amount of the lump sum shall be determined using the actuarial assumptions that would apply for payment of a lump sum under Section 5.3.

Article 6. Death Benefits
6.1	Death Before Commencement of Benefits to Retiree
(a)	No death benefit shall be payable under the Plan in the event of death of the Employee or Retiree before the dates benefits are scheduled to be paid to the Employee or Retiree under Article 5 except as provided in this Section 6.1.

(b)	The portion of any death benefit payable to a Beneficiary that is attributable to the Employee’s Grandfathered Benefits will be paid starting at the same time and in the same payment form as the death benefit under Plan 29 is paid to the Beneficiary and will cease at the same time that the death benefit to the Beneficiary terminates under Plan 29. The amount payable to the Beneficiary shall be determined using the same actuarial conversion factors that apply for calculation of the death benefit under Plan 29. Notwithstanding the foregoing, at the sole discretion of the Corporation, the death benefit under this Section 6.1(b) may be paid in the form of a lump sum payment.

(c)	Except as provided in Section 6.2(c), the portion of any death benefit payable to a Beneficiary that is attributable to the Employee’s Nongrandfathered Benefits will be paid in the form of a single lump sum payment during the calendar year immediately following the calendar year in which the Employee’s death occurs.

(d)	The amount of any lump sum payable under this Section 6.1 shall be determined using the actuarial assumptions that would apply, at the time the payment is made under this Plan, for payment of a death benefit under the applicable sections of Plan 29 as a lump sum (or if no death benefit under Plan 29 is payable as a lump sum, for payment of the Retiree’s benefit accrued under the applicable sections of Plan 29 as a lump sum).

(e)	Notwithstanding any other provision in this Section 6.1, if a Retiree dies after the annuity starting date for the payment of Grandfathered Benefits but before the Retiree’s Nongrandfathered Benefits have been paid pursuant to Section 5.2, the Retiree’s Nongrandfathered Benefits shall be paid to the Beneficiary in accordance with Section 5.2 as if the Retiree had remained alive.
6.2	Death After Commencement of Benefits to Retiree
(a)	No death benefit shall be payable under the Plan in the event of a Retiree’s death with respect to the Retiree’s Grandfathered Benefits after the annuity starting date for the payment of Grandfathered Benefits under this Plan to the Retiree except to the extent provided under the payment form (e.g., a joint and survivor annuity) elected by the Retiree. Any payments due to a Beneficiary under the payment form elected by the Retiree shall be distributed to the Retiree’s Beneficiary as provided under that payment form. The Beneficiary for any death benefit payable under this Section 6.2 shall be determined under Section 5.1.

(b)	At the sole discretion of the Retirement Plan Committee, any death benefit due under Section 6.2(a) may be paid in the form of a lump sum payment. The amount of the lump sum under this Section 6.2(b) shall be determined using the actuarial assumptions that would apply, at the time the payment is made under this Plan, for payment of a death benefit under the applicable sections of Plan 29 as a lump sum (or if no death benefit under Plan 29 is payable as a lump sum, for payment of the Retiree’s benefit accrued under the applicable sections of Plan 29 as a lump sum).

(c)	No death benefit shall be payable under the Plan in the event of a Retiree’s death with respect to the Retiree’s Nongrandfathered Benefits if such benefits have already been paid pursuant to Section 5.2.

Article 7. Cost of the Plan
7.1	Plan Costs

All costs of the Plan, including the administration thereof, shall be borne by the Corporation and no contributions from Employees shall be required or permitted.

Nothing in the establishment of this Plan is to be construed as requiring the Corporation to create or maintain any separate fund, account or reserve to provide for the payment of the Corporation’s liability to an Employee under the Plan. All benefits under the Plan shall be paid from the general assets of the Corporation, or from a grant or trust established for the purpose of making such payments.

7.2	Authorization for Trust

The Corporation may, but except as required in Section 8.2(c)-(d), shall not be required to, establish one or more trusts, with such trustee as the Plan Administrator may approve, for the purpose of providing for the payment of amounts provided under this Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Corporation’s creditors to the extent required to prevent the Plan from being funded, for purposes of the Code and ERISA, and to preserve the status of the Plan as a nonqualified plan. To the extent any amounts contributed under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but, to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Company.

Article 8. Administration
8.1	Charter of the Committee

This Plan shall be administered according to the Revised Charter of the Corporate Compensation & Benefits Committee or such rules as are adopted to replace the Revised Charter or are adopted by the body that replaces the Corporate Compensation and Benefits Committee. The provisions of the Revised Charter of the Corporate Compensation & Benefits Committee (or such document that replaces the Revised Charter), including any amendments thereto subsequently adopted, are incorporated herein by reference as if set forth fully herein.

8.2	Special Rules Following a Change in Control
(a)	This Section 8.2 provides special rules that go into effect after there has been a Change in Control.
(1)	For purposes of this Section 8.2, a “Change in Control” occurs if and as of the first day that any one or more of the following conditions are satisfied, whether accomplished directly or indirectly, or in one or a series of related transactions:
(A)	Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 20 percent or more of the combined voting power of the Corporation’s then outstanding securities, other than
(i)	David H. Murdock, a California resident (who is, at the time of this restatement, the Chief Executive Officer of the Company and Chairman of the Board of Directors), or

(ii)	Following the death of David H. Murdock, the trustee or trustees of a trust created by David H. Murdock. However, a Change in Control shall occur upon the possession of the specified Beneficial Ownership by the trustee or trustees of a trust created by David H. Murdock if the Board of Directors of the Corporation, in its sole and absolute discretion, determines that a Change in Control has occurred.
(B)	Individuals who, as of March 23, 2001, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation; provided, however, that any individual who becomes a director after March 23, 2001, and whose election, or nomination for election, by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, unless the individual’s initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Corporation.

(C)	A reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving the Corporation (a “Fundamental Transaction”) becomes effective or is consummated, unless
(i)	More than 50 percent of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity (“Parent”) which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) (“Resulting Entity”) are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Corporation immediately before the Fundamental Transaction, in substantially the same proportions as their Beneficial Ownership, immediately before the Fundamental Transaction, of the outstanding voting securities of the Corporation; and

(ii)	More than half of the members of the board of directors or similar body of the Resulting Entity (or its Parent) were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Fundamental Transaction.

For all purposes of the calculations and comparisons in Section 8.2(a)(l)(C)(i), there shall be ignored the Beneficial Ownership of the outstanding voting securities of the Corporation by any Person who is or, within two years before the consummation date of the Fundamental Transaction, was, an Affiliate or Associate of a party (other than the Corporation or any of its wholly-owned Subsidiaries) to the Fundamental Transaction.
(D)	A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of the Corporation’s business or assets (an “Asset Sale”) is consummated, unless, immediately following such consummation, all of the requirements of Section 8.2(a)(l)(C)(i)-(ii) are satisfied, both with respect to the Corporation and with respect to the entity to which such business or assets have been sold, transferred or otherwise disposed of or its parent (a “Transferee Entity”).

(E)	Notwithstanding anything to the contrary contained in this Section 8.2(a)(l), the consummation or effectiveness of a Fundamental Transaction or an Asset Sale shall not constitute a Change in Control if more than 50 percent of the outstanding voting securities of the Resulting Entity or the Transferee Entity, as appropriate, are, or are to be, Beneficially Owned by David H. Murdock.
(2)	The following terms shall means as follows, for purposes of this Section 8.2:
(A)	“Affiliate” means the same as the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

(B)	“Associate” means the same as the meaning ascribed in Rule 12b-2 promulgated under the Exchange Act.

(C)	“Beneficial Owner” means a “beneficial owner” as defined in Rule 13d-3 under the Exchange Act. A person “Beneficially Owns” or has “Beneficial Ownership” of another if the person is the Beneficial Owner of the other.

(D)	“Change in Control Plan Year” means the Plan Year in which a Change in Control occurs.

(E)	“Corporation” means Dole Food Company, Inc. and its successors. For purposes of this Section 8.2, after the consummation of a Fundamental Transaction or an Asset Sale, the term “successor” shall include, without limitation, the Resulting Entity or Transferee Entity, respectively.

(F)	“Dole” means the Corporation or its Subsidiaries.

(G)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(H)	“Person” means a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(I)	“Post-CIC Plan Year” means the Plan Year immediately following the Change in Control Plan Year.

(J)	“Protected Benefits” means, with respect to a Retiree who became a participant in the Plan before the Change in Control, the benefits that accrue under the Plan with respect to compensation paid and service credited up to the last day of the Change in Control Plan Year.

(K)	“Subsidiary” means any corporation or other entity, a majority or more of the outstanding voting stock or voting power of which is Beneficially Owned directly or indirectly by the Corporation.

(L)	“Trust” means a trust created pursuant to Section 7.2.

(M)	“Trustee” means the trustee of a Trust.
(b)	After a Change in Control, benefits under the Plan shall accrue with respect to compensation paid in and service credited for the remainder of the Change in Control Plan Year at an accrual rate not less than that in effect, before the Change in Control, for the Change in Control Plan Year.

(c)	After the Change in Control, if it has not already done so, the Company shall establish a Trust that satisfies the requirements of Section 7.2. Within 30 days after the date of the Change in Control, the Company shall make such additional contributions to the Trust as are required to ensure that the collective assets of all Trusts are, as of the 30th day after the date of the Change in Control, equal to the sum of the present value of the benefits accrued under the Plan with respect to compensation paid and service credited up to the date of the Change in Control, except to the extent such contributions would result in a “plan failure” within the meaning of Code Section 409A.

(d)	In addition to the contributions made pursuant to Section 8.2(c), within 30 days after the last day of the Change in Control Plan Year the Company shall make such additional contributions to a Trust as are required to ensure that the collective assets of all Trusts are, as of the last day of the Change in Control Plan Year, equal to the sum of the present value of all Protected Benefits, except to the extent such contributions would result in a “plan failure” within the meaning of Code Section 409A.

(e)	After a Change in Control, the Plan may not be terminated as of a date within the Change in Control Plan Year.

(f)	After a Change in Control, any provisions of this Plan or of the Charter that allow or purport to allow the Plan Administrator or another person discretionary authority or power to construe or interpret the terms of the Plan, shall be void as applied to any dispute involving Protected Benefits. Instead, after a Change in Control, the Trustee shall have discretionary authority to interpret the terms of the Plan, as applied to Protected Benefits. After a Change in Control, the Plan Administrator (or the person exercising that authority for the Plan Administrator) shall continue to have the authority to interpret the terms of the Plan as applied to any dispute involving benefits other than Protected Benefits and there shall be no change in the Plan Administrator.

(g)	After a Change in Control, all powers of the Plan Administrator prescribed in Section 8.3 (relating to the claims procedure) shall be exercised by the Trustee insofar as the claim for benefits relates to Protected Benefits. If more than one Trust is established to fund benefits provided under the Plan, then the powers described in Sections 8.2(f)-(g) shall be exercised by the Trustee of the Trust holding, at the time the claim is filed, the most assets intended as a source of financing for benefits payable under the Plan.
8.3	Claims Procedure
(a)	All claims for benefits under the Plan shall be made in accordance with the procedures in this Section 8.3. All decisions made under the procedure set out in this Section 8.3 shall be final, and there shall be no further right of appeal except as provided under applicable law. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Section 8.3, including the appeal permitted pursuant to Section 8.3(d).

(b)	Except to the extent provided in Section 8.2(g) (relating to a trustee deciding claims with respect to certain benefits after a change in control), the right of a Retiree, Beneficiary, or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Plan Administrator. If a Claimant has a claim for benefits that include benefits other than Protected Benefits and his or her claim for benefits with respect to the Protected Benefits is decided in accordance with Section 8.2(g), then the Claimant’s claim with respect to the rest of his benefits shall be decided by the Plan Administrator. The Claimant (or an authorized representative of the Claimant) may file a claim for benefits by written notice to the Plan Administrator. The Plan Administrator shall establish procedures for determining whether a person is authorized to represent a Claimant.

(c)	If a claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial
(1)	Shall be written in a manner calculated to be understood by the Claimant, and

(2)	Shall contain
(A)	The specific reasons for denial of the claim,

(B)	Specific reference to the Plan provisions on which the denial is based,

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary, and

(D)	An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(d)	Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in Section 8.3(c)), the Claimant (or an authorized representative of the Claimant) may file a written request with the Plan Administrator that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all pertinent documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record, or information that is subject to any attorney-client or work-product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(e)	The Plan Administrator shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist, such as the need to hold a hearing, that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim
(1)	Shall be written in a manner calculated to be understood by the Claimant,

(2)	Shall contain
(A)	The specific reasons for the denial of the appeal,

(B)	Specific references to the Plan provisions on which the denial is based,

(C)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to Department of Labor Regulation Section 2560, and

(D)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(f)	No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Section 8.3, including the appeal permitted pursuant to Section 8.3(d).

(g)	If a Claimant is entitled to a payment of Nongrandfathered Benefits following the resolution of a claim described in this Section 8.3, such payment shall be made no later than end of the calendar year in which the claim is finally and conclusively resolved, or, if later, the applicable payment date set forth in Article 5 or 6.
8.4	Reimbursement of Attorneys Fees
(a)	If a Claimant (as defined in Section 8.3(b)) substantially prevails in his or her claim for benefits pursued in accordance with Section 8.3, then the Company shall reimburse the Claimant for any reasonable attorneys fees that the Claimant incurred in connection with the claim for benefits.

(b)	If, after fully pursuing the procedures in Section 8.3 (including the appeal permitted under Section 8.3(d)), a Claimant brings a legal action contesting any adverse determination with respect to the benefits due to him or her under the Plan and the Claimant substantially prevails in that legal action, then the Company shall reimburse the Claimant for his or her reasonable attorneys fees and court costs in connection with the legal action.

(c)	In order to be eligible for reimbursement pursuant to this Section 8.4, fees and expenses must be incurred before the closing of the Claimant’s estate. The amount of fees and expenses eligible for reimbursement pursuant to this Section 8.4 during a given year will not affect the amount eligible for reimbursement in any other year. Any payment to which a Claimant is entitled pursuant to this Section must be made no later than the last day of the Claimant’s taxable year following the taxable year in which the related fee or expense is incurred.
8.5	Corrections

If the Plan inadvertently is not administered in accordance with its terms, then the Plan Administrator may take any corrective action that it deems reasonable to rectify the error, to the extent consistent with applicable law.

Article 9. Facility of Payment and Lapse of Benefits
9.1	Lack of Valid Beneficiary Designation

If the Beneficiary under this Plan is determined by reference to the beneficiary designated under another plan and no valid designation of a beneficiary is on file with the applicable plan or, if applicable, the designated beneficiary under the other plan is not alive on the date of the Retiree’s death, then any death benefit payments under this Plan shall be made in accordance with the default beneficiary rules under the other plan.

9.2	Payments of Deposits

Payments or deposits made pursuant to any provision of this Section 9 shall be a complete discharge, to the extent thereof, of all liability under the provision of the Plan, or otherwise, of the Plan Administrator, the Company and the Plan, and the receipt by the person or persons receiving any such payment, distribution or deposit shall be a complete acquittance therefore, and there shall be no obligation to see to the application of any payments, distributions or deposits so made.

Article 10. General Provisions
10.1	Payments and Benefits Not Assignable
(a)	Payments to and benefits under the Plan are not assignable or subject to alienation since they are primarily for the support and maintenance of the Employees and their Beneficiaries after retirement. Likewise, such payments shall not be subject to attachment by creditors of or through legal process against, the Company, the Plan Administrator, any Employee or Retiree, or any Beneficiary.

(b)	Notwithstanding Section 10.1(a), benefits may be paid from this Plan in accordance with a “qualified domestic relations order,” within the meaning of ERISA Section 206(d)(3)(B)(i).

(c)	However, deductions may be made from payments made under this Plan in accordance with Treasury Regulation Section 1.401(a)-13(e) and in other circumstances in which the Plan Administrator determines that Section 10.1(a) is not violated.
10.2	No Right of Employment

The provisions of the Plan shall not give an Employee the right to be retained in the service of the Company.

10.3	Adjustments

The Plan Administrator may, with respect to a Retiree (or Beneficiary), adjust such Retiree’s (or Beneficiary’s benefit) under the Plan or make such other adjustments with respect to such Retiree (or Beneficiary) as are required to correct administrative errors or provide uniform treatment of Retirees (or Beneficiaries) in a manner consistent with the intent and purposes of the Plan, including but not limited to Section 1.2(e).

10.4	Indemnification
(a)	The Company shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of Section 10.4(b):
(1)	The Committee and each of its members.

(2)	Each Employee, the Board of Directors and each member of the Board of Directors of the Corporation and any Commonly Controlled Entity who has responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a nonfiduciary settlor function (such as deciding whether to approve a plan amendment), or a nonfiduciary administrative task relating to the Plan.

(b)	The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys fees and court costs, incurred by that person on account of his or her good faith actions or failures to act with respect to his or her responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Corporation agrees to the settlement.
(1)	An Indemnified Person shall be indemnified under this Section 10.4 only if he or she notifies an Appropriate Person at the Corporation of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.
(A)	A person is an “Appropriate Person” to receive notice of the claim or investigation if a reasonable person would believe that the person notified would initiate action to protect the interests of the Corporation in response to the Indemnified Person’s notice.

(B)	The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Section 10.4 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.
(2)	An Indemnified Person shall be indemnified under this Section 10.4 with respect to attorney’s fees, court costs or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Corporation to select counsel and to conduct the defense of the lawsuit.

(3)	No Indemnified Person shall be indemnified under this Section 10.4 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the willful misconduct of the Indemnified Person.

(4)	Payments of any indemnity under this Section 10.4 shall be made only from the assets of the Company and shall not be made directly or indirectly from the Plan. The provisions of this Section 10.4 shall not preclude such further indemnities as may be available under insurance purchased by the Company or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Section 10.4 that is otherwise indemnified by the Company or by an insurance contract purchased by the Company.

10.5	Withholding of Taxes

The Corporation shall have the right to require Retirees to remit to the Corporation an amount sufficient to satisfy any tax withholding required with respect to amounts credited under or payments made in accordance with the Plan or to deduct such tax withholding amounts from any payments of Grandfathered Benefits or Nongrandfathered Benefits made pursuant to the Plan or any other payments made by the Corporation to the Participant.

Article 11. Amendments, Assignment and Discontinuance
11.1	Amendment of Plan

Subject to Section 8.2, the Plan may be amended from time to time as set forth in the Revised Charter of the Committee. However, as to Protected Benefits (as defined in Section 8.2(a)(2)(J)), Section 8.2 may not be amended following such a Change in Control to limit the protections contained therein.

11.2	Assignment of Plan

In the event of a Change in Control, with respect to the Employees of any Company or portion of a Company which is subject to such a Change in Control, the Corporation agrees to take good faith efforts to obligate any successor organization to assume and agree to discharge all of the obligations under the Plan of the Corporation to the Employees of such Company or such portion of a Company and its applicable Retirees under the terms and conditions of the Plan. Upon such assumption and agreement, the term “Corporation,” and where applicable “Company,” as used in the Plan shall be deemed to refer to the successor corporation.

11.3	Termination

The Corporation intends to continue the Plan indefinitely but, subject to Section 8.2(e) (relating to a restriction on terminating the Plan within the Plan Year in which a Change in Control occurs), reserves the right to terminate it at any time in accordance with the procedures in the Revised Charter of the Committee. If the Revised Charter does not provide any such procedures, the Plan may be terminated by action of the Committee.

11.4	Effect of Amendment or Termination

No amendment or termination of the Plan may adversely affect the following benefits payable to any of the following:
(a)	All benefits under the Plan, if a Retiree or Beneficiary is receiving benefit payments under the Plan before the later of the effective date or the adoption date of the amendment.

(b)	Excess Benefits or Plan 29 Transition Benefits (as applicable) accrued through the later of the effective or adoption date of the amendment or termination, if an Employee or Retiree was fully vested in his or her benefit under Plan 29 before the later of the effective date or the adoption date of the amendment.

Article 12. Execution
In Witness Whereof, the Senior Vice President, Human Resources of the Corporation, pursuant to authority granted by the Committee, has signed this document on December 29, 2008, but effective as of January 1, 2009.